LAW OFFICE OF MICHAEL M. KESSLER, P.C.

December 9, 2007

Mr. Ross Harbottle, President /Director
Sidewinder Explorations, Inc.
13/7 Moo 6, Kamala-Patong Hwy
Kamala, Phuket,
Thailand, 83120

RE: Opinion of Counsel for Registration Statement on Form SB-2 Under the Securities Act of 1933 (the "Registration Statement") of Sidewinder Explorations, Inc., a Nevada corporation.

Dear Mr. Harbottle:

The Law Office of Michael M. Kessler, P.C, (the “Firm”). has acted as special counsel for Sidewinder Explorations, Inc. a Nevada corporation (the “Company”) for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 200,000 shares (the "Shares") of the common stock, par value $0.001 per share, of the Company, which are the underlying shares for the offering.

In the Firm’s capacity as special counsel to the Company, the Firm has examined originals, or copies certified or otherwise identified to its satisfaction, of the following documents:

      1.   Certificate of Incorporation of the Company, as amended (if any) to date;
      2.   Bylaws of the Company, as amended (if any) to date;
3.   The records of corporate proceedings relating to the issuance of the Shares and authorizing the offering.
4.   Such other instruments and documents, if any, as I have believed necessary for the purpose of rendering the following opinion.

In such examinations, the Firm has assumed the authenticity and completeness of all documents, certificates and records submitted to us as originals, the conformity to the original instruments of all documents, certificates and records submitted to the Firm as copies, and the authenticity and completeness of the originals of such instruments.  As to certain matters of fact relating to this opinion, the Firm has relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and has made such investigations of law as the Firm believes to have been necessary and relevant.

The Firm does not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Nevada (the "NVCL"), all applicable provisions of the State of Nevada Constitution and all reported judicial decisions interpreting those laws, as well as U.S. federal securities law. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any other state or any foreign jurisdiction. This opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof. Based on the following the Firm is of the following opinion:

1. The Company is a duly and legally organized and existing Nevada State Corporation, with its registered Nevada office located in Carson City, Nevada and its principal place of business located at 13/7 Moo 6, Kamala-Patong Hwy., Kamala, Phuket, Thailand, 83120. The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State's office and filed with the office on November 30, 2006. The Company's existence and form is valid and legal pursuant to the statutes of the State of Nevada. The Office of the Secretary of State of Nevada states that its status is “ACTIVE” based on the Firm’s personal review of the records made available to it and inquiry with the Secretary of State of Nevada through its web site.

2. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, the Bylaws, nor any amendments thereto, nor any subsequent resolutions may change the non-assessable characteristics of the Company's common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, and when such stock was issued it was fully paid for and non-assessable. The common stock to be sold under this Form SB-2 Registration Statement is also legal under the laws of the State of Nevada.

3436 AMERICAN RIVER DRIVE, SUITE 11
SACRAMENTO, CALIFORNIA 95864
E-MAIL ADRESS: mkessler@mkesslerlaw.net
TELEPHONE (916) 239-4000
FACSIMILE (916) 239-4008

3. To the Firm’s knowledge based on representations to it by the Company, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. The Firm knows of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. The Firm knows of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4. The Company's outstanding shares are all common shares. There is no liquidation preference right held by the present Shareholder upon voluntary or involuntary liquidation of the Company.

5. By directors’ resolution, the Company has authorized the issuance of 200,000 shares of the Company’s common stock for this offering. The Company's Articles of Incorporation presently set the authorized capital stock of the Company at 200,000,000 shares all are designated as Common Stock, with a $0.001 par value.

Based upon the foregoing, I am of the opinion that the shares being offered for sale and issuable by the Company pursuant to this Registration Statement will be duly authorized and validly issued, fully paid and non-assessable when issued as contemplated by the registration statement.

I do hereby consent to the use of this opinion as an exhibit to the Form SB-2 Registration Statement and to the references to this firm in the registration statement. In giving this consent, I do not hereby admit that I was acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,

/s/ Michael M. Kessler

Law Office of Michael M. Kessler, P.C.
By: Michael M. Kessler, Esq